Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jim Huseby
Investor Relations
+1.813.273.3000

Syniverse Announces Commencement of Exchange Offer

Tampa, Fla. – Nov. 4, 2005 – Syniverse Technologies (NYSE: SVR), a leading provider of mission-critical technology services to wireless telecommunications companies worldwide, announced the commencement of an offer to exchange up to $175,000,000 principal amount of its Series B 7 3/4% Senior Subordinated Notes due 2013 for any and all outstanding 7 3/4% Senior Subordinated Notes due 2013. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the Securities Act of 1933, as amended.

The exchange offer will expire at 5 p.m., New York City time, on Monday, December 5, 2005, or such later date and time to which Syniverse may extend it.

The terms of the exchange offer and other information relating to Syniverse are set forth in the prospectus dated November 4, 2005, as filed with the Securities and Exchange Commission.

The exchange agent is The Bank of New York Trust Company, N.A. For information, telephone 212-815-3738.

About Syniverse

Syniverse is a leading provider of mission-critical technology services to wireless telecommunications companies worldwide. Syniverse solutions simplify technology complexities by integrating disparate carriers’ systems and networks in order to provide seamless global voice and data communications to wireless subscribers. Carriers depend on Syniverse’s integrated suite of services to solve their most complex technology challenges and to facilitate the rapid deployment of next-generation wireless services. Syniverse provides services to over 330 telecommunications carriers in approximately 44 countries, including the ten largest U.S. wireless carriers and six of the ten largest international wireless carriers. Headquartered in Tampa, Fla., U.S.A., Syniverse has offices in major cities throughout North America, The Netherlands and the United Kingdom and a global sales force in the United Kingdom, Luxembourg, Italy, China, Hong Kong, Brazil, Slovakia and India. For more information, visit www.syniverse.com.

Syniverse Technologies • One Tampa City Center, Suite 700, Tampa, FL 33602 • Tel +1 888.724.3579 • Outside North America +1 813.209.5944 www.syniverse.com